FREEDOM SECURITIES CORPORATION
                           1998 Employee Purchase Plan
     1.       Purpose

         It is the purpose of this 1998 Employee Stock Purchase Plan to provide a means whereby eligible employees may purchase Common Stock of Freedom Securities Corporation (the "Company") and any subsidiaries, as defined below, through after-tax payroll deductions. It is intended to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order that they may participate in the Company's economic growth.
         It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code (the "Code"), and the provisions of this Plan shall be construed in a manner consistent with the Code and Treasury Regulations promulgated thereunder.

      2. Definitions

         The following words or terms, when used herein, shall have the following respective meanings:

         (a)      "Plan" shall mean the 1998 Employee Stock Purchase Plan.

         (b)      "Company"  shall  mean  Freedom  Securities   Corporation,   a
                  Delaware corporation.

         (c) "Account" shall mean the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.

         (d) "Basic Compensation" shall mean the regular rate of salary or wages in effect immediately prior to a Purchase Period, before any deductions or withholdings,

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                  and  including  overtime,  bonuses  and, for  commission  only employees, sales commissions, but excluding amounts paid in reimbursement for expenses.

         (e) "Board of Directors" shall mean the Board of Directors of the Company.

         (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (g) "Committee" shall mean the Compensation Committee appointed by the Board of Directors.

         (h) "Common Stock" shall mean shares of the Company's common stock, $.01 par value per share.


         (i) "IPO" shall mean the date of the closing of the Company's first public offering of Common Stock made pursuant to an effective Registration Statement filed with the Securities and Exchange Commission.

         (j) "Eligible Employees" shall mean all persons employed by the Company or one of its Subsidiaries, but excluding:

                  (1) Persons who have been employed by the Company or its Subsidiaries for less than 6 months on the first day of the Purchase Period;

                  (2) Persons whose customary employment is less than twenty hours per week or five months or less per year;

                  (3) Persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary; and

                  (4) Persons who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

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         For  purposes  of the Plan,  employment  will be treated as  continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence, for up to 90 days or so long as the Participant's right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

         (k) "Exercise Date" shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, the Exercise Date shall mean the immediately preceding business day.

         (i) "Holding Period" shall mean the six month period commencing on the "Exercise Date".

         (m) "Participant" shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.

         (n) Except as provided below, there shall be four (4) "Purchase Periods" in each full calendar year during which the Plan is in effect, one commencing on January 1 of each calendar year and continuing through March 31 of such calendar year, one commencing on April 1 of each calendar year and continuing through June 30 of such calendar year, one commencing on July 1 of each calendar year and continuing through September 30 of such calendar year and one commencing on October 1 of each calendar year and continuing through December 31 of each calendar year. The first Purchase Period shall commence on October 1, 1998. The last Purchase Period shall commence on October 1, 2007 and end on December 31, 2007.

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         (o)      "Purchase Price" shall mean 85% of the fair market value of a share of Common Stock. If the shares of Common Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated
                  Quotation System ("NASDAQ") National Market System, the fair market value per share of Common Stock shall be the average of the closing prices, if any, on the largest such exchange, or if not traded on an exchange, on NASDAQ National Market System for the five (5) trading days immediately preceding the end of the relevant Purchase Period.
                  If the shares of Common Stock are not listed on any such exchange or the NASDAQ National Market System, the fair market value per share of Common Stock shall be the average of the mean between the "Bid" and the closing "Asked" prices, if any, as reported in the National Daily Quotation Service for each of the five (5) trading days immediately preceding the end of the relevant Purchase Period. If the fair market value cannot be determined under the preceding sentences, it shall be determined in good faith by the Board of Directors.

         (p) "Subsidiary" shall mean any present or future corporation which (i) would be a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code and (ii) is designated as a participant in the Plan by the Board.

 3.      Grant of Option to Purchase Shares.
         Each Eligible Employee shall be granted an option effective on the first business day of each Purchase Period to purchase shares of Common Stock. The term of the option shall be

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 the length of the Purchase Period.  The number of shares subject to each option shall be the quotient of the aggregate payroll deductions in the Purchase Period authorized by each Participant in accordance with Section 6, divided by the Purchase Price, but in no event greater than 2,500 shares per option, or such other number as determined from time to time by the Board of Directors or the Committee (the "Share Limitation"). Notwithstanding the foregoing, no employee shall be granted an option which permits his or her right to purchase shares under the Plan to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the option to purchase is granted.

 4.      Shares.
         There shall be 500,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company and held as treasury shares. Shares of Common Stock not purchased under an option terminated pursuant to the provisions of the Plan may again be subject to options granted under the Plan.
         The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, and the purchase price for each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or

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 decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.

 5.      Administration.
         The Plan shall be administered by the Board of Directors or the Compensation Committee appointed from time to time by the Board of Directors. The Board of Directors or the Committee, if one has been appointed and delegated authority hereunder, is vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. The Board of Directors', or the Committee's, if applicable, determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

 6.      Election to Participate.
         An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a "Stock Purchase Agreement" form prior to the first day of the Purchase Period for which the election is made. Such Stock Purchase Agreement shall be in such form as shall be determined by the Board of Directors or the Committee. The election to participate shall be effective for the Purchase Period for which it is made and shall remain effective for subsequent Purchase Periods until revoked in writing by the Participant. There is no limit on the number of Purchase Periods for which an Eligible Employee may be a Participant in the Plan. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of his or her Basic Compensation,

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 but in no event less than one percent  (1%) nor more than ten percent  (10%) of his or her Basic Compensation, not to exceed $25,000 per year. An Eligible Employee may not change his or her authorization except as otherwise provided in Section 9. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time periods prescribed by the Plan will automatically lapse. By electing to participate each participant agrees to the Holding Period.

 7.      Employee Stock Purchase Account.
         An Employee Stock Purchase Account will be established for each Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts. However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with the provisions hereof, the Company may use for any valid corporate purpose all amounts deducted from a Participant's wages under the Plan and credited for bookkeeping purposes to his Account.
         The Company shall be under no obligation to pay interest on funds credited to a Participant's Account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.

 8.      Purchase of Shares.
         Each Eligible Employee who is a Participant in the Plan automatically and without any act on his part will be deemed to have exercised his option on each Exercise Date to the extent that the balance then in his Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Common Stock subject to his option, subject to the Share Limitations and the Section 423(b)(8) limitation described in Section 3. Any balance remaining

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 in the  Participant's  Account  shall remain in the Account and be used for the purchase of Common Stock in future  Purchase  Periods in  accordance  with this
 Section 8.

 9.      Withdrawal.
         A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel his or her election by written notice of cancellation ("Cancellation") delivered to the office or person designated by the Company to receive Stock Purchase Agreements, but any such notice of Cancellation must be so delivered not later than ten (10) days before the relevant Exercise Date.

         A Participant will receive in cash, as soon as practicable after delivery of the notice of Cancellation, the amount credited to his Account. Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.

         Upon dissolution or liquidation of the Company every option outstanding hereunder shall terminate, in which event each Participant shall be refunded the amount of cash then in his Account. If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date, upon exercise of such option and for each share as to which such option was exercised, the securities or property which a holder of one share of the Common Stock was entitled upon and at such time of such merger or consolidation. In accordance with this paragraph and this Plan, the Board of Directors or Compensation Committee, if applicable, shall determine the kind or amount of such securities or property which such

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 holder  of  an  option  shall  be  entitled  to  receive.  A  sale  of  all  or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

 10.     Holding Period and Restriction on Transfer.
         As of each Exercise Date, the Company shall cause the ownership of shares of Common Stock purchased through the exercise of an option granted under this Plan to be registered in the appropriate name of each participant, or jointly with spouse if so designated in the share purchase agreement. Such designation may be changed at any time by completing the appropriate form and filing it with the party designated by the Company. From each Exercise Date forward, each participant shall have the rights of a shareholder pursuant to such shares acquired on each Exercise Date, including the right to vote and receive dividends. However, during the six-month Holding Period that commences immediately following each Exercise Date, all shares acquired on that Exercise Date shall be subject to a restriction prohibiting their transfer, sale, hypothecation or other constructive use. To effect this restriction during the Holding Period, all shares acquired under this plan shall be maintained in Participant accounts, held in nominee name and shall not be released from such status until the conclusion of the applicable Holding Period. As soon as practical following the Exercise Date, participants shall be given written confirmation of the number of shares purchased, the purchase price and the status of their accounts.

 11.     Issuance of Shares.
         At the conclusion of the Holding Period, the restriction on transfer set forth in Section 10 above shall automatically lapse. Unless otherwise requested by the Participant, all shares will automatically remain held in the Participant's account and remain in the nominee name

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 or, if the Company chooses, in its sole discretion,  in the Participant's name.
 Each Participant shall have the right to request that all shares purchased under the Plan be transferred to a designated brokerage account. Such request must be made in writing and filed with the party designated by the Company, and such account designation may be changed at any time by repeating the process. At no time under this Plan will the Company be required to issue stock certificates to Participants pursuant to shares purchased under the Plan.

 12.     Termination of Employment.
         (a) Upon a Participant's termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due him and the entire balance credited to his Account shall be automatically refunded, and his rights under the Plan shall terminate.
         (b) Upon the death of a Participant, no payroll deduction shall be made from any compensation due him at time of death, the entire balance in the deceased Participant's Account shall be paid in cash to the Participant's designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to his estate, and his rights under the Plan shall terminate.

 13.     Rights Not Transferable.
         The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable, by him. If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested

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 withdrawal  from the Plan and the  provisions  of Section 9 hereof  shall apply with respect to such Participant.

 14.     No Guarantee of Continued Employment.
         Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.

 15.     Notice.
         Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to Freedom Securities Corporation, One Beacon Street, Boston, MA 02108, Attn: General Counsel's Office. Any notice to a Participant or an Eligible Employee shall be conspicuously posted in the Company's principal office and other office locations or shall be mailed addressed to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing.

 16.     Application of Funds.
         All funds deducted from a Participant's wages in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant's Account shall be credited with the amount of all payroll deductions as provided in Section 7.

 17.     Government Approvals or Consents.
         This Plan and any offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 18, the Board of Directors of the Company may make

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 such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state.

 18. Amendment of the Plan.
         The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors without approval of the Company's shareholders may (a) increase the total number of shares of Common Stock which may be purchased by all Participants, (b) change the class of employees eligible to receive options under the Plan, or (c) make any changes to the Plan which require shareholder approval under applicable law or regulations, including Section 423 of the Code and the regulations promulgated thereunder.

         For purposes of this Section 18, termination of the Plan by the Board of Directors pursuant to Section 19 shall not be deemed to be an action which adversely affects options theretofore granted hereunder.

 19. Term of the Plan.
         The Plan shall become effective on the Effective Date, provided that it is approved within twelve months after adoption by the Board of Directors by the affirmative vote of holders of a majority of the stock of the Company present or represented and entitled to vote at a duly held shareholders meeting. The Plan shall continue in effect through December 31, 2007, provided, however, that the Board of Directors shall have the right to terminate the Plan

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 at any time, but such  termination  shall not affect  options then  outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase stock and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

 20.     Notice to Company of Disqualifying Disposition; Legend.
         By electing to participate in the Plan, each Participant agrees to notify the Company in writing immediately after the Participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Purchase Period in which such Common Stock was acquired. Each Participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as "disqualifying dispositions" under Sections 421 and 424 of the Code, which have certain tax consequences to Participants and to the Company and its participating Subsidiaries. The Participant further agrees that all stock certificates for Common Stock purchased under the Plan by the Participant shall be held in his name or jointly with his spouse, as the case may be, and not in the name of a broker, nominee or other person or entity for such two-year period, and agrees that such stock certificates shall bear a legend reflecting

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 that such Common Stock was obtained upon the purchase of Common Stock under the
 Plan. The Participant acknowledges that the Company may send a Form W-2, or substitute therefor, as appropriate, to the Participant with respect to any income recognized by the Participant upon a disqualifying disposition of Common Stock.

 21.     Withholding of Additional Income Taxes.
         By electing to participate in the Plan, each Participant acknowledges that the Company and its participating Subsidiaries are, required to withhold taxes with respect to the amounts deducted from the Participant's compensation and accumulated for the benefit of the Participant under the Plan and each Participant agrees that the Company and its participating Subsidiaries may deduct additional amounts from the Participant's compensation, when amounts are added to the Participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each Participant further acknowledges that when Common Stock is purchased under the Plan, the Company and its participating Subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each Participant agrees that such taxes may be withheld from compensation otherwise payable to such Participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the Participant under Section 6 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any Participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the Participant's accumulated payroll deductions and apply the net amount to

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 the purchase of Common Stock, unless the Participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each Participant further acknowledges that the Company and its participating Subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such Participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stork by the Participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

 22.     General.
         Whenever the context of this Plan permits, the masculine gender shall include the feminine and neuter genders.

         Adopted by the Board of Directors:  March 8, 1998.

         Approved by the Stockholders:  March 8, 1998.

 HWD:  261385-5


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